Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 23, 2010 in the Registration Statement (S-1) and related Prospectus of Gryphon Gold Corporation dated February 4, 2011.

/s/ Ernst & Young LLP
Vancouver, Canada
February 4, 2011